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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Area Bancshares Corporation:


We consent to incorporation by reference in the Registration Statement No. 333-38037 on Form S-8 pertaining to the Area Bancshares Corporation Profit Sharing/401(k) Plan of our report dated May 18, 2001, relating to the statements of net assets available for benefits of Area Bancshares Corporation Profit Sharing/401(k) as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of the Area Bancshares Corporation Profit Sharing/401(k) Plan.


/s/ KPMG LLP




Louisville, Kentucky
June 28, 2001